UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of Earliest Event Reported):

December 23, 2019

CAMPBELL SOUP COMPANY

New Jersey	1-3822	21-0419870
State of Incorporation	Commission File Number	I.R.S. Employer Identification No.

One Campbell Place

Camden, New Jersey 08103-1799

Principal Executive Offices

Telephone Number: (856) 342-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Capital Stock, par value $.0375	CPB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 – Completion of Acquisition or Disposition of Assets

On December 23, 2019, Eastern Standard Time, Campbell Soup Company ("Campbell"), together with its applicable wholly-owned subsidiaries, completed the sale to Snacking Investments BidCo Pty Limited ("Buyer") of: (i) one hundred percent (100%) of the outstanding equity of Chesapeake Holdco Pty Limited, which at the closing of the sale held all of the assets and operating businesses previously conducted by Arnott’s Biscuits Holdings Pty Limited, Campbell Hong King Limited and their subsidiaries; and (ii) the Transferred IP (as defined in the Agreement) and any related rights and Liabilities (as defined in the Agreement) ((i) and (ii), the "Transaction").

The Transaction was completed pursuant to a Stock and Asset Purchase Agreement dated August 1, 2019 (the "Agreement") and resulted in proceeds of approximately $2.288 billion, subject to certain customary post-closing purchase price adjustments. Campbell expects to use the net proceeds from the Transaction to reduce debt, of which the redemption of the Company’s 4.25% Senior Notes due 2021 described in Item 2.04 below is a part.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement as filed on August 7, 2019 with the U.S. Securities and Exchange Commission.

Item 2.04 – Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On December 23, 2019, the Company issued a notice of redemption to holders of its 4.25% Senior Notes due 2021 (the "Notes") for the redemption of all $500 million outstanding aggregate principal amount of the Notes. The redemption date for the Notes will be January 22, 2020 (the "Redemption Date"). The redemption price for the Notes will be calculated in accordance with the indenture and the Notes and will be equal to the greater of: (i) 100% of the principal amount of the Notes; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the indenture governing the Notes), plus 15 basis points; plus, in each case (i) and (ii), accrued interest on the Notes to be redeemed up to, but excluding, the Redemption Date.

Item 7.01 – Regulation FD Disclosure

On December 23, 2019, Campbell issued a press release announcing the completion of the Transaction. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 – Financial Statements and Exhibits

(b)       Pro Forma Financial Information

The assets and liabilities and the results of operations of the Arnott's and certain international operations sold in the Transaction were reported as discontinued operations in the audited consolidated financial statements included in Campbell's Annual Report on Form 10-K for the fiscal year ended July 28, 2019 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 27, 2019. Accordingly, Campbell has not provided pro forma financial statements in this Item 9.01. If the sale had been completed as of October 27, 2019, the pro forma effect on the Consolidated Balance Sheet would have been an increase to cash and cash equivalents for the proceeds received of $2.288 billion and derecognition of the assets and liabilities of discontinued operations.

(d)       Exhibits

99.1	Campbell Soup Company Press Release dated December 23, 2019.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

Forward-Looking Statements

This Current Report on Form 8-K contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Campbell’s current expectations about the impact of its future plans and performance on Campbell’s business or financial results. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause Campbell’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include Campbell’s indebtedness and ability to pay such indebtedness and other factors described in Campbell’s most recent annual report on Form 10-K and subsequent SEC filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

EXHIBIT INDEX

Exhibit No.

99.1	Campbell Soup Company Press Release dated December 23, 2019.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY

By:	/s/ Mick Beekhuizen

Mick Beekhuizen
Executive Vice President and Chief Financial Officer

Date: December 23, 2019